EXHIBIT 12.2

            PUBLIC SERVICE COMPANY OF OKLAHOMA (CONSOLIDATED)
                   RATIO OF EARNINGS TO FIXED CHARGES
               FOR THE TWELVE MONTHS ENDED MARCH 31, 1997
                        (Thousands Except Ratio)
                               (Unaudited)


Operating Income                                             $104,410

Adjustments:
  Income taxes                                                 31,677
  Provision for deferred income taxes                          (6,875)
  Deferred investment tax credits                              (2,784)
  Utility plant development costs, net of tax                 (35,783)
  Other income and deductions                                    (514)
  Allowance for borrowed and equity funds
    used during construction                                    1,930
                                                              -------
        Earnings                                             $ 92,061
                                                              =======


Fixed Charges:
  Interest on long-term debt                                 $ 30,735
  Amortization of debt issuance cost                            1,722
  Other interest                                                3,823
                                                              -------

        Fixed Charges                                        $ 36,280
                                                              =======


Ratio of Earnings to Fixed Charges                               2.54
                                                              =======